As Filed with the Securities and Exchange Commission on January 4, 2006
                                                     Registration No. 333-128452
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                           --------------------------


                                Amendment No. 1
                                   FORM SB-2,
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          ----------------------------


                               SLM Universal, Inc.
                 (Name of small business issuer in its charter)

                                    Delaware
                         (State or other jurisdiction of
                         incorporation or organization)

                                      1531
                          (Primary Standard Industrial
                             Classification Number)

                                   56-2411490
                         (I.R.S. Employer Identification
                                     Number)

                               SLM Universal, Inc.
                             2700 N. Military Trail
                                    Suite 100
                              Boca Raton, FL 33431
                                 (561) 241-3621
--------------------------------------------------------------------------------
(Address, including zip code, and telephone number, including area code, of each registrant's principal offices)

                            Frederick M. Mintz, Esq.
                              Mintz & Fraade, P.C.
                               488 Madison Avenue
                            New York, New York 10022
                          Telephone No.: (212) 486-2500
                          Facsimile No.: (212) 486-0701
--------------------------------------------------------------------------------
            (Name, address and Telephone number of agent for service)

                           --------------------------

      Approximate date of proposed sale to public:

      As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

      If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, pleased check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _________________________.

      If delivery of the prospectus is expected to be pursuant to Rule 434, please check the following box. |_|

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------
  Title of           Amount to be         Proposed            Proposed              Amount of
securities to         registered           Maximum             Maximum          registration fee
be registered                          Offering Price         Aggregate
                                        Per Share(1)       Offering Price
--------------------------------------------------------------------------------------------------
Common Stock,           22,800              $5.00               $114,000           $13.42
  par value
  $0.001(2)
--------------------------------------------------------------------------------------------------
Common Stock,           500,000             $5.00             $2,500,000          $294.25
  par value
  $0.001(3)
--------------------------------------------------------------------------------------------------
   Total                522,800                               $2,614,000          $307.67(*)
--------------------------------------------------------------------------------------------------


* Fees previously paid


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).
(2) Offered by the persons named in this prospectus under the caption "Selling Stockholders."


(3)   Offered by SLM.

      This prospectus relates to 522,800 shares of SLM's common stock, of which 22,800 shares are owned by the persons named in this prospectus under the caption "Selling Stockholders". The shares of SLM's common stock may be sold directly or through brokers or dealers. The 22,800 shares may be offered from time to time by the selling stockholders through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or through other commonly used methods to trade publicly available stock, at market prices prevailing at the time of sale or negotiated prices. Up to 500,000 shares of SLM's common stock are being sold by SLM, on a self-underwritten, best efforts basis, with no minimum. SLM's offering will commence on the date of this prospectus and will continue until the earlier of August 31, 2006, all of the shares offered are sold, or SLM otherwise terminates the offering.

      SLM will bear all the costs and expenses associated with the preparation and filing of this registration statement.

                SUBJECT TO COMPLETION, DATED January 4, 2006

                                   PROSPECTUS
                                 522,800 shares

                               SLM Universal, Inc.

                                  Common Stock

                                 $5.00 per share


      This offering is the first public offering of SLM securities. The common stock available for sale as a result of this prospectus will be sold by SLM and current stockholders. SLM will not receive any money from the sale of its common stock by the selling stockholders.

      No public market for SLM's securities existed prior to this offering. SLM intends to arrange to have a market maker submit a Form 211 application to the NASD to have the common stock quoted on Pink Sheets, LLC. If an application is not filed or if the application is not approved, there will be no trading market for SLM's common stock. SLM's shares and the shares of the Selling Shareholders offered pursuant to this prospectus will be sold at a price of $5.00. Thereafter, if SLM's application is approved, its common stock and the shares of its Selling Shareholders will be priced based upon bid and ask quotes submitted by broker-dealers. A total of 500,000 shares of common stock may be sold by SLM, and a total of 22,800 shares of common stock may be sold by the selling stockholders.

      The offering will commence on the date of this prospectus and will continue until the earlier of August 31, 2006, all of the shares offered are sold, or SLM otherwise terminates the offering.

      The securities may not be sold in an offering in the securities market. This offering is a best efforts offering and there are no arrangements to place the funds from this offering in escrow.


                             ----------------------

      An investor should read the Risk Factors section of this prospectus, commencing on page 5 before deciding whether to invest in these securities.

                             ----------------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                  The date of this prospectus is _______, 2006

                                TABLE OF CONTENTS


                                                                          Page
                                                                          ----
Prospectus summary...........................................................3
Summary financial information................................................4
Risk factors.................................................................5
Use of proceeds.............................................................10
Capitalization..............................................................10
Dilution....................................................................11
Business....................................................................11
Management's discussion of plan of operations...............................13
Dividend policy.............................................................14
Employees...................................................................14
Management..................................................................15
Executive compensation......................................................16
Certain relationships and transactions......................................16
Principal stockholders......................................................17
Plan of distribution........................................................17
Description of the securities...............................................19
Legal matters...............................................................21
Experts.....................................................................21
Available information.......................................................22
Index to financial statements..............................................F-1

                               Prospectus Summary


      SLM, a Delaware corporation, incorporated on October 15, 2003, is a real estate holding company in the business of buying, selling, building and developing real estate through entities in which it has an ownership interest. For the period through September 30, 2005, such entities consisted of PEMCO Group, LLC ("PEMCO"), Peregrine Consulting Corp. ("Peregrine Consulting") and Peregrine Development, LLC ("Peregrine Development").

      In 2003, SLM acquired a fifty (50%) percent stock ownership in Peregrine Consulting. In September 2005, Peregrine Consulting completed construction of a single family home, located at 3583 NW 5th Avenue, Boca Raton, FL 33431, which it sold on September 29, 2005. Construction of the home was financed through a capital contribution received from SLM and Peregrine Consulting's co-owner, Robert Dalfen. SLM received its proportionate share of $93,500 of the net proceeds from the sales price of such home, which totaled approximately $760,000. Peregrine Consulting's operations have since been inactive.

      Immediately following Peregrine Consulting's distribution of the proceeds from the sale of the home, Peregrine Development was formed and SLM acquired a fifty (50%) percent membership interest in Peregrine Development. Peregrine Development acquired three vacant lots on NW 2nd Ave., Boca Raton, FL 33432 and intends to develop the property in the future.

      Neither Peregrine Consulting or Peregrine Development has immediate plans to purchase additional specific properties. However, if a potentially profitable acquisition is identified by the management of either Peregrine Consulting or Peregrine Development, the management of the respective companies may determine to purchase such property.

      SLM also owns a thirty three and one-third (33 1/3%) percent membership interest in PEMCO. PEMCO owns two properties which are located at (i) 1001 NW 2nd Avenue, Boca Raton, FL 33432 and (ii) 211 NW 10th Street, Boca Raton, FL 33432. The property located at 1001 NW 2nd Avenue, Boca Raton, FL 33432 is a vacant lot located in a residential area, and is approximately 10,500 square feet. PEMCO intends to develop this property in the foreseeable future, and prior approval is not required in order to do so. The property located at 211 NW 10th Street, Boca Raton, FL is a single family home that is currently being rented to a tenant at an annual rate of $18,000. The home is located on approximately 11,175 square feet and has approximately 1,360 square feet of living space, three bedrooms and two bathrooms. The current lease expires June 6, 2007.


      PEMCO contemplates that it will continue to acquire properties upon identification of properties which PEMCO's management believes will realize a profit either through resale or rental.


      While SLM's management does not currently have plans to invest in other specific entities, it believes that Peregrine Consulting, Peregrine Development and PEMCO will become and remain profitable in the future and therefore increase SLM's value through its investments in these entities. For example, from Peregrine Development's three vacant lots and PEMCO's two properties (consisting of one vacant lot and one existing rental property which Management presently intends to demolish upon expiration of the existing lease), a total of five new single family homes will be built and either rented or sold, as determined by Peregrine Development and PEMCO. Additionally, if a suitable investment is identified by SLM's management, the Board of Directors may determine to make an investment after completion of its analysis and due diligence with respect to such investment.

      SLM will not receive any proceeds from the sale of the 22,800 shares of the common stock by the selling stockholders. Instead, it will use the net proceeds of the offering of the 500,000 shares of its common stock for working capital and to cover costs which may be incurred by acquisitions and development of real estate. No public market for SLM's securities existed prior to this offering. A total of up to 500,000 shares may be sold by us based upon this prospectus.

      SLM's President and a Director and his wife, Paul and Louisa Michelin, will own 6,000,000 shares or 47.9% of common stock after the offering. James Wilkinson, SLM's other Director, will own 6,000,000 shares or 47.9% of common stock after the offering. As such, Paul and Louisa Michelin and James Wilkinson, voting together, can exert complete control over matters requiring approval by stockholders, including, but not limited to the election of directors and the approval of mergers or other business combinations.

      The executive offices of SLM are located at 2700 N. Military Trail, Suite 100, Boca Raton, FL 33431. The telephone number is 561-241-3621 and the facsimile number is 561-241-3055. SLM currently does not have any employees.


Summary financial information


      The following data has been provided based upon the audited period for the fiscal year through December 31, 2004 and the unaudited nine-month period through September 30, 2005. It should be read in conjunction with SLM's financial statements, which are included in this prospectus.


                               SLM Universal, Inc.


                                                     Audited                Unaudited
                                                 December 31, 2004      September 30, 2005
                                                 -----------------      ------------------
Balance sheet data:
Current assets                                      $ 113,724             $  18,126
Investment in Affiliates                              242,836               513,026
Total assets                                          356,733               531,325
Current Liabilities                                   242,277               324,615
Total liabilities and Stockholders' equity            356,733               531,325

Statement of operation data:
Revenue                                             $       0             $       0
Selling, general and administrative expenses             (914)              (15,479)
Interest income                                           438                   543
Equity income share of Investee company                   932                95,190
Net Income                                                456                60,777

                                  Risk factors


      An investment in SLM's common stock involves a high degree of risk. If any of the following risks actually occur, SLM's business, financial condition and operations will be materially affected.

Risks related to the Business of SLM

SLM's primary assets are (i) a fifty (50%) percent interest in Peregrine Development, (ii) a fifty (50%) percent interest in Peregrine Consulting, and
(iii) a thirty three and one-third (33 1/3%) percent interest in PEMCO, companies with limited operations. No assurance is given that SLM, Peregrine Consulting, Peregrine Development or PEMCO will become or continue to be profitable over the long run.

      SLM's primary assets are (i) a fifty (50%) percent interest in Peregrine Development, (ii) a fifty (50%) percent interest in Peregrine Consulting, and
(iii) a thirty three and one-third (33 1/3%) percent interest in PEMCO, companies with limited operations. Peregrine Development, Peregrine Consulting and PEMCO have recently commenced business and currently have limited operations. At this time, SLM does not contemplate commencing active operations directly.

      Peregrine Development, Peregrine Consulting and PEMCO are entering a highly competitive market in the development of real estate. Additionally, they are recently formed companies and have only recently commenced operations, including, but not limited to, competition and unanticipated costs and expenses. Thus, they may encounter difficulties in competing with established and well-known competitors.

      If Peregrine Development, Peregrine Consulting and/or PEMCO's business and development plans prove to be unsuccessful, stockholders may lose all or a substantial portion of their investments.

SLM has no limitation upon its ability to sell its interests in Peregrine Development, Peregrine Consulting and PEMCO; thus, it may sell its interests at a loss.

      SLM may sell its interests in Peregrine Development, Peregrine Consulting and PEMCO. If Peregrine Development, Peregrine Consulting and PEMCO do not realize a profit at some point in the future, SLM may decide to sell its interest in PEMCO and Peregrine Development. It may not be able to sell its interests or may sell its interests at a loss.


Among its affiliates' rental properties, SLM's investments will be dependent upon current and future tenants for revenue.

      The success of SLM's investments in rental properties will materially depend upon of the monthly/ annual rents of the tenants of SLM's affiliates. Defaults by tenants in their lease payments could cause SLM to lose the revenue associated with its lease agreements. In the event of a tenant default, SLM may experience delays in each affiliate's enforcing its rights as Landlord and may incur substantial costs in protecting its investment and re-letting its property. If a lease is terminated, SLM cannot guarantee that its affiliates will be able to lease the property for the rent previously received or sell the property without incurring a loss.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage may adversely affect SLM's business.

      There are types of losses generally catastrophic in nature such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, which are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductions or co-payments. Insurance risks associated with potential terrorism acts could sharply increase the premiums it pays for coverage against property and casualty claims. Mortgage lenders generally insist that specific coverage against terrorism be purchased by commercial property owners as a condition for providing mortgage loans. It is uncertain whether such insurance policies will continue to be available or be available at reasonable cost, which could inhibit SLM's ability to finance or refinance its properties.

SLM's operating results may be negatively affected by (i) potential development and construction delays and (ii) resultant increased costs and risks.

      SLM may invest in the acquisition and development of properties upon which it would develop and construct improvements or renovations. SLM would be subject to risks relating to uncertainties associated with (i) re-zoning for development, (ii) environmental concerns of governmental entities and/or community groups and (iii) its builders' ability to control construction costs or to build in conformity with plans, specifications and timetables. The builders' failure to perform may necessitate legal action by SLM to rescind the purchase or the construction contract or to compel performance. Performance may also be affected or delayed by conditions beyond the builder's control. These factors may result in increased costs of a project or loss of its investment. In addition, SLM must rely upon projections of rental income and expenses and estimates of the fair market value of property upon completion of construction when agreeing upon a price to be paid for the property at the time of acquisition of the property. If SLM's projections are inaccurate, it may pay too much for a property, and the return on its investment could suffer.

Competition with third parties in acquiring properties and other investments may reduce SLM's profitability and the return on your investment.

      SLM competes with many other entities engaged in real estate activities, including individuals, corporations, bank and insurance company investment accounts, real estate limited partnerships, real estate investment trusts and other entities engaged in real estate investment activities, many of which have greater resources than SLM. If SLM or its affiliates pay higher prices for properties and other investments, or are unable to sell properties or sell such properties at a lower price, due to competition, its profitability will be reduced.

A concentration of SLM's investments in any one property type or location may leave its profitability vulnerable to a downturn in such sector.

      At any one time, a significant portion of SLM's investments could be in one type of property or geographical location. As a result, SLM will be subject to risks inherent to investing in a single type of property or geographical location. If SLM's investments are substantially in one property class, then the potential effects on its revenues, resulting from a downturn in the businesses conducted in those types of properties or geographical locations, could be more pronounced than if SLM had more fully diversified its investments.

SLM may have to make expedited decisions on investments in certain properties prior to receipt of detailed information on the properties.

      In the current real estate market, SLM may be required to make expedited decisions in order to effectively compete for the acquisition of properties and other investments. Additionally, SLM may be required to make deposits prior to completion of its analysis and due diligence on property acquisitions. In such cases, the information available to SLM at the time of making any particular investment decision may be limited and SLM may not have access to detailed information regarding any particular investment property such as physical characteristics, environmental matters, zoning regulations or other local conditions affecting the investment property. Therefore, there is no assurance that the Board of Directors of SLM will have knowledge of all circumstances that may adversely affect an investment decision.

The success of SLM depends to a significant extent upon the performance and continued services of SLM's President, Paul Michelin.

      SLM is dependent upon the continued services of its President, Paul Michelin. SLM does not have an employment agreement with Mr. Michelin and although he owns a substantial equity interest in the Company, SLM cannot guarantee that Mr. Michelin will remain actively involved in SLM's operations. Mr. Michelin serves without compensation and provides SLM's affiliates with financial backing. Thus, if SLM had to replace Mr. Michelin, there is not a guarantee that such qualified individual could be employed under similar terms.

SLM's operating results will be affected by economic and regulatory changes that may have an adverse impact on the real estate market in general. Thus, SLM cannot give any assurances that it will be profitable or realize growth in the value of its real estate properties.

      General economic conditions that may affect SLM's success include, but are not limited to, changes in interest rates, the availability of permanent mortgage funds which may render the sale of a property difficult or unattractive, periods of high interest rates and tight money supply. Local conditions include, but are not limited to changes in tax, real estate, environmental or zoning laws.

If SLM has limited diversification of the geographic locations of its properties, its operating results will be affected by economic changes that have an adverse impact on the real estate market in those areas.

      Based upon the current real estate market in Florida and the experience of its officers and directors with the real estate market in this geographic area, SLM anticipates that its acquisitions will be located in Florida. The operating results are likely to be impacted by economic conditions affecting the real estate markets in Florida.

Risks related to this Offering

The majority stockholders of SLM could exert significant influence over matters requiring stockholder approval.

      Paul Michelin, the President and one of SLM's Directors, and his wife Louisa Michelin, the Secretary, jointly own 6,000,000 shares or 49.9% of SLM's common stock. Additionally, James Wilkinson, one of the Directors, owns 6,000,000 shares or 49.9% of SLM's common stock. Paul and Louisa Michelin and James Wilkinson, voting together, can exert complete control over matters requiring approval by the stockholders, including, but not limited to, the election of directors and the approval of mergers or other business combinations.

The market for SLM's securities is unsure and may be volatile.

      There is no current market for SLM's securities and there can be no assurance that a market will exist in the future. In addition, if a trading market does develop, there can be no assurance that SLM's common stock can be resold either at or near its original trading prices.

There can be no assurance that SLM will pay any dividends on its common stock.

      There can be no assurance that SLM will have sufficient earnings to pay any dividends with respect to the common stock. Moreover, even if it has sufficient earnings, it is not obligated to declare dividends with respect to the common stock. The future declaration of any cash or stock dividends will be in the sole and absolute discretion of the Board of Directors and will depend upon SLM's earnings, capital requirements, financial position, general economic conditions and other pertinent factors. It is also possible that the terms of any future debt financing may restrict the payment of dividends. SLM presently intends to retain earnings, if any, for the development and expansion of its business.

SLM may be subject to the Securities and Exchange Commission's "penny stock" rules if its common stock sells below $5.00 per share.

      SLM's shares may now and in the future be subject to the penny stock rules under the Securities Exchange Act of 1934 which regulate broker-dealer practices for transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than U.S. $5.00, and are generally not traded on a national stock exchange or on NASDAQ. They are securities issued by companies that have minimal net tangible assets and short corporate histories as well as minimal revenues. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation.


      In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.


      The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for SLM's common shares. As long as SLM's common shares are subject to the penny stock rules, the holders of such common shares may find it more difficult to sell their securities.

Conflicts may exist for SLM's officers and directors, which may cause them to give priority to other matters over SLM's needs.

      SLM's officers and directors may be faced with conflicts of interest by engaging in both SLM and other businesses similar or dissimilar to SLM. For example, Mr. Michelin, the President, in addition to sitting on SLM's Board of Directors, is a member of the Board of Directors of FMC Group, Inc., a financial consulting firm, as well as a number of other companies, as mentioned on Page 15 of this prospectus. A conflict may arise since Mr. Michelin will allocate his time and services between SLM and the other companies in which he is involved.


Shares may be diluted.


      Shareholders face a risk of dilution of the value of their shares if the selling stockholders sell their shares or Management sells its shares under Rule 144 or should additional shares be issued in an equity financing.


                           Forward-looking statements


      Statements in this Prospectus discuss future expectations and plans which are considered forward-looking statements. Sentences which incorporate words such as "believes," "intends," "expects," "predicts," "may," "will," "should," "contemplates," "anticipates," or similar statements are based on SLM's beliefs and expectations based on the most current information available to SLM. In view of the fact that the discussions in this Registration Statement are based upon estimates and beliefs concerning circumstances and events which have not yet occurred, the anticipated results are subject to changes and variations as future operations and events actually occur and could differ materially from those discussed in the forward-looking statements. Moreover, although SLM reasonably expects to the best of its knowledge and belief that the results to be achieved will be as set forth, this is not a guarantee and there can be no assurance that any of the potential results that are described will occur. Furthermore, there will usually be differences between the forecasted and actual results because events and circumstances frequently do not occur as expected, and the differences may be material.

                                 Use of proceeds


      SLM will not receive any proceeds from the sale of the 22,800 shares of its common stock by the selling stockholders. The estimation of the proceeds, as listed in the table below, are based upon an assumed initial offering price of $5.00 per share and estimated offering expenses of $41,308. There can be no assurance that any proceeds will be received on this best-efforts, no minimum basis offering. Regardless of the amount raised, the net proceeds of this offering will fund SLM's working capital and cover costs which may be incurred with respect to acquisitions and development of real estate.

      From Peregrine Development's three vacant lots and PEMCO's two properties (consisting of one vacant lot and one existing rental property which Management presently intends to demolish upon expiration of the existing lease), a total of five new single family homes will be built and either rented or sold in the foreseeable future, as determined by Peregrine Development and PEMCO.


              % of Offering                     Net Proceeds
              -------------                     ------------
                   100%                          $2,458,692
                    75%                          $1,833,692
                    50%                          $1,208,692
                    25%                            $583,692

                                 Capitalization


      The following table sets forth SLM's capitalization as of September 30, 2005 on an unaudited basis.

                                    Unaudited

                 Liabilities and Stockholders Equity
                 -----------------------------------

                 Current liabilities
                        Loans payable - related party          $324,615

                 Stockholders' equity
                         Preferred Stock, $.10 par value       $      0
                         Common Stock, $.001 par value         $ 12,023

                 Additional paid in capital                    $113,977

                 Retained earnings                             $ 61,233

                 Total stockholders' equity                    $187,233

                 Total liabilities and stockholders' equity    $531,325

                                    Dilution


      As of September 30, 2005, the common stock of SLM had a net tangible book value per share of approximately $.017. "Net tangible book value per share" is the amount of total tangible assets (at book value) less total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the sale of the maximum number of shares offered hereby at the purchase price of $5.00 per share and the deduction of the estimated expenses of this Offering, the pro forma "net tangible book value per share" as of that date would be approximately $.206 per share. This represents an increase in the pro forma net tangible book value of approximately $.19 per share to existing stockholders and an immediate dilution (i.e., the difference between the subscription price per Share and such pro forma net tangible book value per share) of approximately $4.79, based upon the purchase price of $5.00 per share of common stock. Please see the table below for corresponding numbers for a 100%, 75%, 50% and 25% successful offering. There can be no assurance that SLM will be able to sell any of its shares of common stock.

                                                  Increase in
                   Pro Forma Net Tangible     Pro Forma Net Tangible
% of Offering       Book Value per Share       Book Value per Share     Dilution
-------------        ---------------                 ---------          --------
     100%                 $.206                        $.190             $4.79
      75%                 $.157                        $.142             $4.84
      50%                 $.108                        $.098             $4.89
      25%                 $.058                        $.048             $4.94

      The following discussion should be read in conjunction with the summary of financial statements and the notes to those statements, which appear on Page 8 of the Financial Statements which are part of this Prospectus. The following discussion contains forward-looking statements, which reflect the plans, estimates and beliefs of SLM's management. The actual results could differ materially from those discussed in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this Prospectus.


Description of business


      SLM was incorporated under the laws of Delaware on October 15, 2003.

      SLM is a real estate holding company in the business of buying, selling, building and developing real estate through entities in which it has an ownership interest. For the period through September 30, 2005, such entities consisted of PEMCO Group, LLC ("PEMCO"), Peregrine Consulting Corp. ("Peregrine Consulting") and Peregrine Development, LLC ("Peregrine Development"). SLM recognizes its proportionate share of the net income and/or loss, as well as its proportionate share of control in each of these entities.

      In 2003, SLM acquired a fifty (50 %) percent stock ownership in Peregrine Consulting. In September 2005, Peregrine Consulting completed construction of a single family home, located at 3583 NW 5th Avenue, Boca Raton, FL 33431, which it sold on September 29, 2005. The construction of the home was financed through a capital contribution received from SLM and Peregrine Consulting's co-owner, Robert Dalfen. SLM received its proportionate share of $93,500 of the net proceeds from the sales price of such home, which totaled approximately $760,000. Peregrine Consulting's operations have since been inactive.

      Immediately following Peregrine Consulting's distribution of the proceeds from the sale of the home, Peregrine Development was formed and SLM acquired a fifty (50%) percent membership interest in Peregrine Development. Peregrine Development acquired three vacant lots at NW 2nd Ave., Boca Raton, FL 33432 and intends to develop the property in the future.

      Peregrine Consulting is owned and controlled by Robert Dalfen, who has a fifty (50 %) percent ownership interest and SLM, which has a fifty (50 %) percent interest.

      Peregrine Development is owned and controlled by Robert Dalfen, who has a fifty (50 %) percent ownership interest and SLM, which has a fifty (50 %) percent interest.

      SLM also owns a thirty three and one-third (33 1/3 %) percent membership interest in PEMCO. PEMCO owns two properties which are located at (i) 1001 NW 2nd Avenue, Boca Raton, FL 33432 and (ii) 211 NW 10th Street, Boca Raton, FL 33432. The property located at 1001 NW 2nd Avenue, Boca Raton, FL 33432 is a vacant lot located in a residential area, and is approximately 10,500 square feet. Prior approval is not required in order to develop this property. The property located at 211 NW 10th Street, Boca Raton, FL is a single family home that is currently being rented to a tenant at an annual rate of $18,000. The home is located on approximately 11,175 square feet and has approximately 1,360 square feet of living space, three bedrooms and two bathrooms. The current lease expires June 6, 2007.

      PEMCO contemplates that it will continue to acquire properties upon identification of properties which PEMCO's management believes will realize a profit either through resale or rental.

      PEMCO is owned and controlled by Carolyn Cooper, Lorne Cooper and SLM, each of whom has a thirty three and one-third (33 1/3 %) percent interest.

      While SLM's management does not currently have plans to invest in other specific entities, it believes that Peregrine Consulting, Peregrine Development and PEMCO will become and remain profitable in the future and therefore increase SLM's value through its investments in these entities. From Peregrine Development's three vacant lots and PEMCO's two properties (consisting of one vacant lot and one existing rental property which Management presently intends to demolish upon expiration of the existing lease), a total of five new single family homes will be built and either rented or sold, as determined by Peregrine Development and PEMCO. Additionally, if a suitable investment is identified by SLM's management, the Board of Directors may determine to make an investment after completion of its analysis and due diligence with respect to such investment.

      SLM's affiliates compete with larger, better financed real estate companies in the selection and development of real estate.

      All properties acquired by Peregrine Consulting, Peregrine Development and PEMCO are zoned for residential housing.

      There are no limitations on the percentage of assets which may be invested in any one investment, and such policy cannot be changed without a vote of security holders. Assets acquired by Peregrine Consulting, Peregrine Development and PEMCO are primarily for income or resale. Peregrine Consulting, Peregrine Development and PEMCO primarily invest in residential housing, but reserve the right to invest in commercial property, in Florida or in other locations. There are no limitations on the number or amount of mortgages which may be placed on any one property.

      SLM currently does not maintain a website.


Management's discussion and analysis of plan of operations

Plan of operation


      SLM is a real estate holding company incorporated under the laws of the State of Delaware on October 15, 2003. The following discussion and disclosure represents SLM's intended business plan and intent with respect to future operations of its business.

      Through its partially owned affiliates, PEMCO, Peregrine Consulting and Peregrine Development, SLM is engaged indirectly in the business of buying, selling, building and developing real estate. The construction of a single family home, located at 3583 NW 5th Avenue, Boca Raton, FL 33431, was completed by Peregrine Consulting in September 2005 and sold on September 29, 2005. Construction of the home was financed through a capital contribution received from SLM's President, Paul Michelin, and Peregrine Consulting's co-owner, Robert Dalfen. Peregrine Consulting received approximately $760,000 from the sale and SLM received its proportionate share of $93,500.

      Additionally, PEMCO currently owns two properties which are located at 1001 NW 2nd Avenue, Boca Raton, FL 33432 and 211 NW 10th Street, Boca Raton, FL 33432.

      SLM's most recently acquired affiliate, Peregrine Development, has acquired three lots at NW 2nd Ave., Boca Raton, FL 33432.

      Over the next twelve months, there are no expected changes in the number of employees. SLM's operating affiliates plan to engage in similar business operations with respect to the buying, selling and developing of real estate.

Liquidity


      In order to fund operations, funds were obtained from the proceeds of a sale of the recently constructed home of Peregrine Consulting in September 2005. If additional funds to operate are necessary, SLM's Officers and Directors have agreed to provide it with sufficient capital to fund operations during the current year.

      SLM does not anticipate raising any funds from investors in the next twelve months except as may be raised pursuant to this Prospectus. SLM's Officers and Directors intend to continue to contribute funds to SLM, to be able to invest funds to its affiliates on an "as needed" basis in order to fund their operations. SLM's Officers and Directors have not entered into a written agreement with respect to such contributions. As of September 30, 2005, SLM's cash balance was $18,126.

      There are no foreseeable trends, events, or uncertainties that have, or are reasonably likely to have, a material impact on the short-term or long-term liquidity of SLM.


Off-Balance sheet arrangements


      SLM currently does not have any off-balance sheet arrangements.


Dividend policy


      To date, SLM has not paid dividends on its common stock and at the present time, SLM intends to retain earnings, if any, for its development and expansion. There can be no assurance that SLM will have enough earnings to pay any dividends on its common stock. Even if it has sufficient earnings, SLM will not be obligated to declare dividends on its common stock. The Board of Directors has sole and absolute discretion whether to declare any cash or stock dividends. This decision will be based upon the following: earnings, capital requirements, SLM's financial position, general economic conditions, and other factors the Board may consider. It is also possible that the terms of any future debt financing may restrict the payment of dividends.


Employees


      SLM does not have any employees and does not maintain "key man" insurance.


Real Property interests and obligations


      The executive offices of SLM are located at 2700 N. Military Trail, Suite 100, Boca Raton, FL 33431. These offices are the offices of FMC Group, Inc., of which the President is the principal owner. These offices are provided without cost to SLM. The office telephone number is 561-241-3621 and the facsimile number is 561-241-3055.

                                   Management

Executive Officers and Directors


      The following table sets forth the names and ages of the members of the Board of Directors and executive Officers and the position each holds. Each director holds office until the next Annual Meeting and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.


Name                            Age                Position
----                            ---                --------

Paul Michelin                    66                President & Director

Louisa Michelin                  42                Secretary

James Wilkinson                  35                Director


Paul Michelin has served as the President and one of the Directors since 2003. Since 1992 Mr. Michelin has served as the President and a Director of FMC Group, Inc., a financial consulting firm, the stock of which he owns with his wife as joint tenants with a right of survivorship. Since 2000, Mr. Michelin has also served as the President and a Director of Anagram Plus, Inc., a company which through a subsidiary is engaged in the development and marketing of word games. In addition, Mr. Michelin has served as the Chairman of the Board and Director of VI Solutions Inc. f/k/a SMC Multimedia Corp., which is engaged in the business of video conferencing sales and services. Since August 1995, Mr. Michelin has been a Director of Multicast Interactive Corp., f/k/a Stratosphere Communications Corp., a company which is engaged in the business of video conferencing and sale and service. Mr. Michelin also served from 1990 until 2000 as Secretary and Director of dotWAP.com f/k/a Nationwide Resources, Inc. which developed and marketed computer software. Furthermore, Mr. Michelin has served since 1996 as a Director of Your Travel Connections, Inc., a travel agency, 75% of which is owned by Louisa Michelin. From January 2000 through May 5, 2001, Mr. Michelin served as a Director of Visitel Enterprises, a company engaged in real estate brokerage and ownership. He also served as a Director of QwikCap Corp. f/k/a Pacific Multimedia Corp. and served as President and Director of Solutions Software f/k/a MIS Solutions, Inc., companies which were engaged in the development and marketing of computer software. Mr. Michelin attended McGill University in Montreal, Canada. From 1983 to 1987, Mr. Michelin was a principal of Michelin & Company, Inc., a brokerage firm.

Louisa Michelin has served as the Secretary since 2003. Ms. Michelin is the wife of Mr. Michelin, the President. Ms. Michelin has served since 1996 as President of Your Travel Connections, Inc., a travel agency, of which she owns 75% of the shares.

James Wilkinson has been one of the Directors since 2003. Since 1987, Mr. Wilkinson has served as the President of Pan Pacific Enterprises Ltd. a Financial Consultancy/Investment Holdings company.

                             Executive compensation

      None of SLM's Officers or Directors presently receives compensation.

                                Stock option plan


      SLM intends to implement a stock option plan in the future. The purpose of the plan will be to provide the directors, officers, key employees and consultants of SLM with additional incentives by increasing their ownership interests. The stock option plan will incorporate both qualified and non-qualified options and terms that shall be approved by the board and submitted to the shareholders for approval.


Disclosure of Commission position on indemnification for Securities Act

Liabilities


      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, SLM has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


      No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by SLM or the Selling Shareholders. Neither the delivery of this Prospectus, nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of SLM since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                     Certain relationships and transactions


      SLM's President made an advance to SLM, with no formal repayment terms or binding agreements. As of September 30, 2005 the loan payable was $324,615.

      SLM's Secretary, Louisa Michelin, is the wife of Paul Michelin, the President.

                             Principal stockholders


      The following table sets forth the number of shares of common stock owned and the percentage of the outstanding shares of common stock for the following:


      o all persons who own more than five percent of SLM's outstanding common stock;
      o     each officer and director; and
      o     Officers and Directors as a group.

----------------------------------------------------------------------------------------------------
NAME                                             AMOUNT Of              PERCENTAGE       PERCENTAGE
                                                 BENEFICIAL             BEFORE           AFTER
                                                 OWNERSHIP              OFFERING         OFFERING
----------------------------------------------------------------------------------------------------
Paul and Louisa Michelin, as Tenants
in the Entirety                                     6,000,000           49.9%         47.9%
----------------------------------------------------------------------------------------------------
James Wilkinson                                     6,000,000           49.9%         47.9%
----------------------------------------------------------------------------------------------------
All Officers & Directors as a group                12,000,000           99.8%         95.8%
----------------------------------------------------------------------------------------------------

                              Plan of distribution


      Prior to this offering, no public market for SLM's securities existed. A total of up to 522,800 shares may be sold pursuant to this prospectus. This includes 500,000 shares of common stock, which as of the date of this Prospectus, have not been issued. Such shares are being offered by SLM at a price of $5.00, using SLM's officers, directors, and broker-dealers on a self-underwritten, best efforts basis. The broker-dealers referred to in this section may be deemed to be underwriters. The broker-dealers' commissions will be paid as may be negotiated in accordance with applicable laws and regulations. The remaining 22,800 shares may be sold pursuant to this prospectus by the stockholders listed below, at a price of $5.00. SLM will not receive any of the proceeds from the sale of its common stock by the selling stockholders. Except as described above, the stockholders selling stock have never held any position or office with SLM or had any other material relationship with us.

      SLM intends to arrange to have a market maker submit a Form 211 application to the NASD to have the common stock quoted on Pink Sheets, LLC. If the application is approved, the Selling Stockholders may sell their shares at market prices prevailing at the time of the sale, at prices related to such prevailing market prices, at negotiated prices or fixed prices. The selling stockholders may use broker-dealers to sell their shares. Sales through brokers or dealers may involve one or more of the following:


            -block trades in which the broker or dealer so engaged will attempt to sell the selling stockholder's shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

            -purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus; or

            -ordinary brokerage transactions and transactions in which the broker solicits purchasers.

      If a broker or dealer is engaged by a selling stockholder, such broker or dealer may either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents. Affiliates of one or more of the selling stockholders may act as principals or agents in connection with the offer or sale of shares by selling stockholders.

      Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, provided that they meet the criteria and conform to the requirements of that Rule.

      Selling stockholders have been advised that during the time each is engaged in distribution of the securities covered by this Prospectus, to the extent applicable, each must comply with Regulation M under the Securities Exchange Act of 1934, as amended, and pursuant to such Regulation:

            -shall not engage in any stabilization activity in connection with SLM's securities;

            -shall furnish each broker through which securities covered by this Prospectus may be offered the number of copies of this Prospectus which are required by each broker; and


            -shall not bid for or purchase any of SLM's securities or attempt to induce any person to purchase any of SLM's securities other than as permitted under the Securities Exchange Act of 1934, as amended.


                              Selling stockholders


      The following list assumes all shares which will be registered based on the filing of this prospectus are sold by the selling shareholders. Shares of common stock were issued in 2004 to the following Stockholders.



----------------------------------------------------------------------------------------------------------------
      Selling                  Shares owned           Shares          Shares        Percentage       Date of
    Stockholder             prior to offering       registered        owned         of shares      Issuance of
                                                                    following       following        Stock
                                                                     offering       offering
----------------------------------------------------------------------------------------------------------------
Robert Dalfen                      1,000                1,000             0               0%           8/16/04
----------------------------------------------------------------------------------------------------------------
Diane Debien                         100                  100             0               0%           8/17/04
----------------------------------------------------------------------------------------------------------------
Victoria and Jim Neil              1,600                1,600             0               0%           9/13/04
----------------------------------------------------------------------------------------------------------------
Antonio and Ruth Paez             20,000               20,000             0               0%           8/13/04
----------------------------------------------------------------------------------------------------------------
Sea Laurel, Inc.                     100                  100             0               0%           8/17/04
----------------------------------------------------------------------------------------------------------------

                          Description of the securities

General


      The following description summarizes SLM's authorized and currently outstanding securities. SLM is authorized to issue twenty million (20,000,000) shares of common stock, par value $.001 per share and a maximum of two million (2,000,000) shares of preferred stock, $.10 per share. There are 12,022,800 shares of common stock issued and outstanding as of the date of this prospectus. No shares of preferred stock have been issued. 522,800 shares of common stock offered in this offering will be immediately tradable without any restriction pursuant to Rule 144 or otherwise.


Common stock


      Each holder of shares of SLM's common stock, issued and outstanding, is entitled to one vote per share held and has the sole right and power to vote upon all matters upon which a vote of stockholders is taken. Neither the certificate of incorporation nor the By-laws permit SLM's stockholders to vote their shares cumulatively. Upon liquidation, dissolution, or winding up of the business, the owners of common stock are entitled to receive SLM's net assets in proportion to the respective number of shares held by them, following payment to the preferred stockholders. The holders of common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock.



      To date, SLM has never paid dividends on any of its common stock. SLM does not guarantee that it will have enough earnings to pay any dividends on its common stock. Even if SLM has sufficient earnings, SLM is not required to declare dividends on its common stock. Whether SLM declares cash or stock dividends will be in the sole and absolute discretion of the Board and will depend upon the earnings, capital requirements, financial position, general economic conditions and other relevant factors. It is also possible that the terms of any future debt financing may restrict declaration of dividends.


Preferred stock


      SLM is authorized by its certificate of incorporation to issue preferred stock, in one or more series which may contain rights, privileges and limitations, including:


      o     Conversion privileges
      o     Dividends
      o     Redemption rights
      o     Liquidation privileges.

      Except as specifically provided by the Delaware General Corporation Law relating to the voting by all classes of stock, holders of preferred stock will have no voting rights unless specifically granted by the Board. SLM has not issued any of its preferred stock as of the date of this prospectus and currently has no plans to do so.


      If any shares of preferred stock are issued, a certificate of designation, setting forth the series of such preferred stock and the rights, privileges and limitations of the holders of the preferred stock will be filed with the Secretary of State of the State of Delaware. This may have the effect of delaying, deferring or preventing a change in control of management without further action by other stockholders and may adversely affect the rights of the holders of common stock.

Warrants

      As of the date of this registration statement, there are no warrants to purchase shares of common stock outstanding.

                         Determination of offering price

      Prior to this offering of our common stock, there has been no public market for any of our securities and there can be no assurance that a market will develop. The price of our common stock, when sold by our stockholders, will be determined by broker-dealers and market makers in negotiated transactions or trades in the open market where we intend to trade our common stock. Among factors which may be considered by broker-dealers, market makers and investors to determine the price for our securities in the public market are:

      o     estimates of our business potential;
      o prevailing market conditions in the U.S. economy and the market in which we intend to compete;
      o an evaluation of other companies comparable to us and their ability to effectively compete with us.

Transfer agent

      The transfer agent for SLM's common stock is Western States Transfer & Registrar, Inc.

Shares eligible for future sale

      Prior to this offering, there has been no public market for SLM's common stock. Future sales of substantial amounts of common stock in the public market, or the availability of shares for sale, could adversely affect the prevailing market price of SLM's common stock and its ability to raise capital through an offering of equity securities.

      The 522,800 shares of common stock offered in this offering will be immediately tradable without restriction under the Securities Act, except for any shares held by an "affiliate", as that term is defined in the Securities Act. Affiliates will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining 12,000,000 shares of common stock will be deemed "restricted securities" as defined in Rule 144.

      In general, under Rule 144, a stockholder, or stockholders, whose shares are aggregated, who has beneficially owned "restricted securities" for at least one year will be entitled to sell an amount of shares within any three month period, equal to the greater of:


      (i)   one percent of the then outstanding shares of common stock; or
      (ii) the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the commission, provided certain requirements are satisfied.

      In addition, SLM's affiliates must comply with additional requirements of Rule 144 in order to sell shares of common stock, including shares acquired by affiliates in this offering. Under Rule 144, a stockholder who had not been an affiliate at any time during the 90 days preceding a sale by him, would be entitled to sell those shares without regard to the Rule 144 requirements if he owned the restricted shares of common stock for a period of at least two years. The foregoing summary of Rule 144 is not a complete description.


                      Interest of named experts and counsel

Legal matters


      The legality of SLM's common stock has been passed upon on SLM's behalf by Mintz & Fraade, P.C., New York, New York.


Experts

      The financial statements included in this prospectus and in the registration statement have been audited. The financial statements have been audited by Daszkal Bolton, LLP, 2401 NW Boca Raton Blvd., Suite 100, Boca Raton, FL 33431, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon such reports given upon the authority of each said firm as experts in accounting and auditing.

                                Legal proceedings


      SLM does not know of any litigation pending, threatened or contemplated, or unsatisfied judgments, against them, or of any proceeding to which they are a party.

                              Available information


      SLM has filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act, together with all amendments and exhibits, for the securities registered by this registration statement. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in, or annexed as exhibits to, the registration statement, parts of which are omitted in accordance with the rules and regulations of the commission. For further information about SLM, please refer to the registration statement, including its exhibits and schedules, which may be inspected without charge at the principal office of the commission, 100 F Street, NE, Washington, D.C. 20549, or at other regional offices of the commission. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates. To obtain information on the operation of the Public Reference Room, the Securities and Exchange Commission can be contacted at 1-800-SEC-0330. Such material may also be accessed electronically at the SEC's home page on the Internet at http://www.sec.gov.

--------------------------------------------------------------------------------
                               SLM Universal, Inc.

                                 522,800 shares



                                 --------------

                                   PROSPECTUS

                                 --------------

      SLM has not authorized anyone to give any information or to make any representations other than those contained in this prospectus. No other information should be relied upon. The information contained in this prospectus is current only to the date of this prospectus. This prospectus does not offer to sell any securities in any jurisdiction where to do so would be unlawful.

                                   ----------

Until     , 2006, 25 days after the date of this prospectus, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                  ______ , 2006

                        ===============================

                                     PART II

                   Indemnification of Directors and Officers.

      Article SEVENTH of the Registrant's Certificate of Incorporation, contains the following provision with respect to the indemnification of directors of the
Company:

      "SEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented."

      Sections 1, 2, 3 and 4 of Article 8 of the Registrant's By-laws contain the following provisions with respect to the indemnification of directors, officers and authorized representatives:

            "Section 1. Indemnification of Directors and Officers in Third Party Proceedings. The Corporation shall indemnify any director or officer of the Corporation who was or is an "authorized representative" of the Corporation (which shall mean for the purposes of this Article a director or officer of the Corporation, or a person serving at the request of the Corporation as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise) and who was or is a "party" (which shall include for purposes of this Article the giving of testimony or similar involvement) or is threatened to be made a party to any "third party proceeding " (which shall mean for purposes of this Article any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Corporation) by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses (which shall include for purposes of this Article attorney's fees and disbursements), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to a criminal third party proceeding (which shall include for purposes of this Article any investigation which could or does lead to a criminal third party proceeding) had not reasonable cause to believe such conduct was unlawful. The termination of any third party proceeding by judgment, order, settlement, indictment, conviction or upon a plea of no contest or its equivalent, shall not, of itself, create a presumption that the authorized representative did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal third party proceeding, had reasonable cause to believe that such conduct was unlawful.

            Section 2. Indemnification of Directors and Officers in Corporate Proceedings. The Corporation shall indemnify any director or officer of the Corporation who was or is an authorized representative of the Corporation and who was or is a party or is threatened to be made a party to any "corporate proceeding" (which shall mean for purposes of this Article any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor or any investigative proceeding by or on behalf of the Corporation) by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses (including attorneys' fees and disbursements) actually and reasonably incurred by such person in connection with the defense or settlement of such corporate proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the Corporation unless and only to the extent that the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

            Section 3. Indemnification of Authorized Representatives. To the extent that an authorized representative of the Corporation who neither was nor is a director or officer of the Corporation has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith. Such an authorized representative may, at the discretion of the Corporation, be indemnified by the Corporation in any other circumstances to any extent if the Corporation would be required by Section 1 or 2 of this Article VIII to indemnify such person in such circumstances to such extent as if such person were or had been a director or officer of the Corporation.

            Section 4. General Terms. Any indemnification under Section 1 and
Section 2 of this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he had met the applicable standard of conduct set forth in
Section 1 and Section 2 of this Article VIII. Such determination shall be made
(i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in written opinion, or (iii) by the stockholders.

            Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in these By-laws.

      Section 145 of the Delaware General Corporation Law also contains provisions entitling directors and officers of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Company (or, at the request of the Company, a director or officer of another corporation or other enterprise); provided the officers or directors acted in good faith. The Company also may obtain an insurance policy which will cover officers and directors for any liability arising out of their actions in such capacity.

      The foregoing do not and will not eliminate or limit the liability of a director for violating his duty of loyalty (which includes the obligation of a director of the Company to refrain from self-dealing with respect to the Company, improperly competing with the Company or usurping Company opportunities), failing to act in good faith, engaging in intentional misconduct or knowingly violating a law or participating in the payment of a dividend or a stock repurchase or redemption for himself. The foregoing also do not and will not affect any director's liability under federal securities laws or the availability of equitable remedies such as an injunction or rescission for breach of fiduciary duty.

                   Other expenses of issuance and distribution

      The following table sets forth an itemized list of all expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered hereby other than underwriting discounts and commissions and non-accountable expenses.

SEC Registration Fee..............................................    $     308
Printing and Engraving............................................  * $   2,000
Legal Fees and Expenses...........................................  * $  25,000
Accounting Fees and Expenses......................................  * $   5,000
Transfer Agent Fees...............................................  * $   4,000
Miscellaneous Expenses............................................    $   5,000
                                                                      ---------
         TOTAL . . . . . . . . . . . . . . . . . . . . . . . . . .    $  41,308

----------------
*     Estimated.

                        Sales of Unregistered Securities


      SLM issued an aggregate of 12,000,000 shares of common stock to its founders on October 15, 2003. The issuance of all such shares of common stock did not require registration under the Securities Act in that all such shares of common stock were issued pursuant to a Section 4(2) private offering.

      Additionally, SLM issued an aggregate of 22,800 shares of common stock to individual stockholders in 2004, as described on Page 18. Thus, an aggregate of up to 22,800 shares may be sold pursuant to this prospectus by the selling stockholders. The selling shareholders are friends, relatives and business associates of SLM's officers and directors. The issuance of all such shares of common stock did not require registration under the Securities Act in that all of such shares of common stock were issued pursuant to an exemption from the registration requirements of the Securities Act afforded by Rule 506 of Section 4(2) thereof. SLM will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders.


                                    Exhibits

Number      Description
------      -----------
3.1         Articles of Incorporation*
3.2         By-Laws*
4.1         Specimen Common Stock Certificate
5.1         Opinion of Mintz & Fraade, P.C.
23.1        Consent of Mintz & Fraade, P.C. (Included in 5.1)
23.2        Consent of Daszkal Bolton, LLP
24.1        Power of Attorney (set forth on the signature page of this
            Registration Statement)

-----------
*     Filed with Initial Registration Statement

                                  Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any of the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will governed by the final adjudication of such issue.

      The Registrant hereby undertakes that it will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (a) include any prospectus required by Section 10(a)(3) of the Securities Act;

      (b) reflect in this prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and, notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (c) Include any additional or changed material information with respect to the plan of distribution.

      (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, SLM certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorize this registration statement to be signed on its behalf by the undersigned, in Boca Raton, State of Florida, on January 3, 2006.


                                       SLM Universal, Inc.

                                       By: /s/ Paul Michelin
                                          -------------------------------
                                               Paul Michelin, President



                               POWER OF ATTORNEY

      We, the undersigned officers and directors of SLM Universal, Inc., hereby severally constitute and appoint James Wilkinson, Louisa Michelin, and Paul Michelin, each acting individually, our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents in connection thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


       Name                      Title                         Date
       ----                      -----                         ----


/s/ Paul Michelin                President & Director          January 3, 2006
-------------------------
Paul Michelin

/s/ Louisa Michelin
-------------------------        Secretary                     January 3, 2006
Louisa Michelin

/s/ James Wilkinson
-------------------------        Director                      January 3, 2006
James Wilkinson

================================================================================

                          INDEX TO FINANCIAL STATEMENTS

                               SLM UNIVERSAL, INC.

                              FINANCIAL STATEMENTS

            AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2004 (AUDITED)
     AND AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 (UNAUDITED)


                                TABLE OF CONTENTS
                                -----------------

Report of Independent Registered Public Accounting Company ..........................1

Financial Statements:

     Balance Sheet as of December 31, 2004 (audited) and September 30, 2005
     (unaudited) ....................................................................2

     Statement of Operations for the year ended December 31, 2004 (audited)
     and nine months ended September 30, 2005 and 2004 (unaudited) ..................3

     Statement of Changes in Stockholders' Equity for the year ended
     December 31, 2004 (audited) and nine months ended September 30, 2005 and 2004 (unaudited) ...........................................................4

     Statement of Cash Flows for the year ended December 31, 2004 (audited)
     and nine months ended September 30, 2005 and 2004 (unaudited) ..................5

Notes to Financial Statements ..................................................6 - 11

SLM UNIVERSAL, INC.
BALANCE SHEET
AS OF DECEMBER 31, 2004 (AUDITED) AND NINE MONTHS ENDED SEPTEMBER 30, 2005 (UNAUDITED)
======================================================================================================

                                     ASSETS
                                                                                        (Unaudited)
                                                                                     Nine months ended
                                                               December 31, 2004    September 30, 2005
                                                               -----------------    ------------------
Current assets:
   Cash                                                           $ 113,724              $  18,126
                                                                  ---------              ---------
Other assets:
   Investment in affiliates                                         242,836                513,026
   Loans receivable - affiliates                                        173                    173
                                                                  ---------              ---------
         Total other assets                                         243,009                513,199
                                                                  ---------              ---------
         Total assets                                               356,733                531,325
                                                                  =========              =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Loans payable - related party                                    242,277                324,615
   Income tax payable                                                    --                 19,477
                                                                  ---------              ---------
         Total liabilities                                          242,277                344,092
                                                                  ---------              ---------
Commitments and Contingencies                                            --                     --
                                                                  ---------              ---------
Stockholders' equity:
   Preferred stock, 2,000,000 authorized; par value $.10;
   none issued and outstanding                                           --                     --
   Common stock, 20,000,000 authorized, $.001 par value;
   12,022,800 issued and outstanding                                 12,023                 12,023
   Additional paid in capital                                       113,977                113,977
   Subscription receivable                                          (12,000)                    --
   Retained earnings                                                    456                 61,233
                                                                  ---------              ---------
         Total stockholders' equity                                 114,456                187,233
                                                                  ---------              ---------
         Total liabilities and stockholders' equity               $ 356,733              $ 531,325
                                                                  =========              =========

                 See accompanying notes to financial statements

SLM UNIVERSAL, INC.
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2004 (AUDITED) AND NINE MONTHS ENDED SEPTEMBER 30, 2005
AND 2004 (UNAUDITED)
==================================================================================================================

                                                                                      (Unaudited)
                                                    Year ended                      Nine months ended
                                                 December 31, 2004     September 30, 2005       September 30, 2004
                                                 -----------------     ------------------       ------------------
Revenue                                             $         --         $         --             $         --

Selling, general and administrative expenses                (914)             (15,479)                    (150)

Interest income                                              438                  543                      125

Equity income-share of affiliates                            932               95,190                       --
                                                    ============         ============             ============
Income (expense) before income taxes                         456               80,254                      (25)

Income tax expense                                            --              (19,477)                      --
                                                    ============         ============             ============
Net income (loss)                                   $        456         $     60,777             $        (25)
                                                    ============         ============             ============
Earnings per share - basic and diluted              $         --         $         --             $         --

Weighted average number of
  share - basic and diluted                           12,008,495           12,022,800               12,022,800
                                                    ============         ============             ============

                 See accompanying notes to financial statements

SLM UNIVERSAL , INC.
STATEMENT OF CHANGES IN STOCKHOLDERS ' EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2004 (AUDITED) AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004 (UNAUDITED)
============================================================================================================

                                  Preferred Stock           Common Stock             Additional
                                  Shares    Amount      Shares        Amount       Paid-In Capital
                                  ------    ------      ------        ------       ---------------

Balance, January 1, 2004             --    $   --      12,000,000    $   12,000      $       --

Common stock issued for cash                               22,800            23         113,977

Net income                           --        --              --            --              --
                                  -------  -------     ----------    ----------      ----------
Balance, December 31, 2004           --    $   --      12,022,800    $   12,023      $  113,977
                                  =======  =======     ==========    ==========      ==========

(Unaudited):

Subscription received

Net income                           --        --              --            --              --
                                  -------  -------     ----------    ----------      ----------
Balance, September 30, 2005          --    $   --      12,022,800    $   12,023      $  113,977
                                  =======  =======     ==========    ==========      ==========

                                   Subscription    Retained
                                    Receivable     Earnings     Total
                                    ----------     --------     -----
Balance, January 1, 2004          $  (12,000)    $       --   $      --

Common stock issued for cash              --             --     114,000

Net income                                --            456         456
                                  ----------     ----------   ---------
Balance, December 31, 2004        $  (12,000)    $      456   $ 114,456
                                  ==========     ==========   =========
(Unaudited):

Subscription received                 12,000                     12,000

Net income                                --         60,777      60,777
                                  ----------     ----------   ---------
Balance, September 30, 2005       $       --     $   61,233   $ 187,233
                                  ==========     ==========   =========

                 See accompanying notes to financial statements

SLM UNIVERSAL, INC.
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2004 (AUDITED) AND NINE MONTHS ENDED SEPTEMBER 30, 2005
AND 2004 (UNAUDITED)
=========================================================================================================================
                                                                                               (Unaudited)
                                                                                            Nine months ended
                                                              December 31, 2004   September 30, 2005    September 30, 2004
                                                              -----------------   ------------------    ------------------
Cash flows from operating activities:
   Net income                                                       $     456         $  60,777            $   1,657
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Equity in gains/losses of unconsolidated affiliates             (932)              932               (1,683)
         Increase in loans receivable                                    (173)               --                   --
         Increase in income tax payable                                    --            19,477                   --
                                                                    ---------         ---------            ---------
Net cash used in operating activities                                    (649)           81,186                  (26)
                                                                    ---------         ---------            ---------
Cash flow from investing activities:
   Investment in affiliates                                          (241,904)         (271,122)                  --
                                                                    ---------         ---------            ---------
Net cash used in investing activities                                (241,904)         (271,122)                  --
                                                                    ---------         ---------            ---------
Cash flows from financing activities:
   Proceeds from related party loans                                  242,277            82,338                  200
   Proceeds from issuance of common stock                             114,000                --              114,000
   Subscription received                                                   --            12,000                   --
                                                                    ---------         ---------            ---------
Net cash provided by financing activities                             356,277            94,338              114,200
                                                                    ---------         ---------            ---------
Net increase (decrease) in cash                                       113,724           (95,598)             114,174
Cash at beginning of period                                                --           113,724                   --
                                                                    ---------         ---------            ---------
Cash at end of period                                               $ 113,724         $  18,126            $ 114,174
                                                                    ---------         ---------            ---------
Supplemental disclosure of cash flow information:
   Interest and taxes paid                                          $      --         $      --            $      --
                                                                    ---------         ---------            ---------


                 See accompanying notes to financial statements

SLM UNIVERSAL, INC.
NOTES TO FINANCIAL STATEMENTS
================================================================================

NOTE 1 - DESCRIPTION OF BUSINESS

SLM Universal, Inc (the "Company") is a real estate holding company, incorporated on October 15, 2003, which is in the business of buying, selling, building and developing all aspects of real estate. There was no activity in 2003. Transactions commenced in August 2004, prior to which time the Company actively sought investments. Accordingly, 2003 has not been presented as part of this financial statement.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. At December 31, 2004, there were no cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with general accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company's revenue consists primarily of income derived by the equity method. Investee companies over which the Company exercises significant influence are accounted for under the equity method of accounting. Whether or not the Company exercises significant influence with respect to an Investee depends on an evaluation of several factors including, among others, representation on the Investee company's board of directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the Investee company. Under the equity method of accounting, the Company's share of the earnings or losses of the Investee company is reflected in the caption "Equity income-share of Investee company" in the Consolidated Statements of Operations. The Company's carrying value in an equity method Investee company is reflected in the caption "Investment in affiliates" in the Company's Balance Sheet.

When the Company's carrying value in an equity method Investee company is reduced to zero, no further losses are recorded in the Company's consolidated financial statements unless the Company guaranteed obligations of the Investee company or has committed additional funding. When the Investee company subsequently reports income, the Company will not record its share of such income until it equals the amount of its share of losses not previously recognized.

SLM UNIVERSAL, INC.
NOTES TO FINANCIAL STATEMENTS
================================================================================

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition (continued)

The investee companies are in the business of real estate development and sales, and account for revenue using the deposit method due to uncertainty about the collectibility of the sales price. Under the deposit method of accounting, previous to the recognition of the sale, the seller records no receivable but continues to show in his financial statements the property and related existing debt, if any, and discloses the status of the property. Cash received from the buyer is reported as a deposit on a sales contract except that portions of cash received that are designated by the contract as interest and are not subject to refund may appropriately offset carrying charges on the property.

Income Taxes

Deferred income taxes result primarily from temporary differences between the financial and tax reporting basis of assets and liabilities. If it is more likely than not some portion or all of a deferred tax asset will not be realized, a valuation allowance is established. As of December 31, 2004, the Company had an insignificant gain of $456. For the nine months ended September 30, 2005, the Company had an estimated tax liability of $19,477.

Recent Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation ("FIN") No. 46, "Consolidation of Variable Interest Entities
(VIE)," (revised December 2003 by FIN No. 46R), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. For variable interests in VIEs created before January 1, 2004, the Interpretation was to be applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN No. 46R that were created before January 1, 2004, the assets, liabilities and non-controlling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN No. 46R first applies may be used to measure the assets, liabilities and non-controlling interest of the VIE. The adoption of FIN No. 46R did not have a material affect on the Company's results of operations or financial condition.

In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." EITF 03-1

SLM UNIVERSAL, INC.
NOTES TO FINANCIAL STATEMENTS
================================================================================

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (continued)

provides guidance on other-than-temporary impairment models for marketable debt and equity securities accounted for under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and SFAS No. 124, "Accounting for Certain Investments Held by Not-for-Profit Organizations," and non-marketable equity securities accounted for under the cost method. The EITF developed a basic three-step model to evaluate whether an investment is other-than-temporarily impaired. In September 2004, the FASB issued FASB Staff Position EITF 03-1-1, which delays the effective date until additional guidance is issued for the application of the recognition and measurement provisions of EITF 03-1 to investments in securities that are impaired; however, the disclosure requirements are effective for annual periods ending after June 15, 2004. The adoption of the disclosure provisions of EITF 03-1 did not have a material effect on the Company's results of operations or financial condition.

In December 2004, the FASB issued SFAS No. 123R "Share-Based Payment" ("SFAS 123R"), a revision to SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), and superseding APB Opinion No. 25 "Accounting for Stock Issued to Employees" and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, including obtaining employee services in share-based payment transactions. SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. Adoption of the provisions of SFAS 123R is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The Company does not believe that the adoption of SFAS 123R had a material effect on its financial position and results of operations.

NOTE 3 - INVESTMENT IN AFFILIATES

During September 2005, the Company acquired a 50% interest in Peregrine Development, a limited liability company, for $40,000. Peregrine Development was formed to develop residential real estate in Florida.

The Company has investments in two other affiliates, consisting of a 50% interest in a corporation and 33.33% interest in a limited liability company.

The Company accounts for its interest in affiliates under the equity method and recognizes its proportional share of the net income or loss in the affiliates. See note 10 for financial information with respect to these investments.

SLM UNIVERSAL, INC.
NOTES TO FINANCIAL STATEMENTS
================================================================================

NOTE 4 - EQUITY TRANSACTIONS

During the period ended December 31, 2004, the Company issued 22,800 shares of common stock to investors. The Company valued the shares at $5.00 per share, for a total of $114,000.

Founding common stock of 12,000,000 shares was issued at par $.001 at incorporation. The subscription receivable in the amount of $12,000 was recorded in 2005.

NOTE 5 - RELATED PARTY TRANSACTION

The Company has a non-interest bearing advance from one of its founding shareholders, with no formal repayment terms. The balance at December 31, 2004 was $242,227. The proceeds were used to invest in the affiliate companies. At September 30, 2005, the loan payable to related party was $324,615.

NOTE 6 - CONCENTRATION OF CREDIT RISK

The Company maintains its cash in a bank deposit account which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At December 31, 2004, the Company had approximately $13,724, in excess of FDIC insured limits.

NOTE 7 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the balance sheet for cash, and loans payable approximate their fair values because of the immediate or short-term maturity of these financial instruments.

NOTE 8 - INCOME TAXES

The Company's evaluation of its income tax position presented in the following table. At December 31, 2004 and at September 30, 2005, the tax amounts have been calculated using the 34% federal and 5.5% state income tax rates.

SLM UNIVERSAL, INC.
NOTES TO FINANCIAL STATEMENTS
================================================================================

NOTE 8 - INCOME TAXES (CONTINUED)

Reconciliation of the Federal statutory income tax rate to the Company's effective tax rate is as follows:

                                                                                        (Unaudited)
                                                                         2004        September 30, 2005
                                                                       ---------     ------------------

Income tax expense computed at combined federal and state tax rate     $      --         $  19,477
Increase in deferred tax asset valuation allowance                            --                --
                                                                       ---------         ---------
Provision for income tax expense                                       $      --         $  19,477
                                                                       =========         =========

                                                                                        (Unaudited)
                                                                         2004        September 30, 2005
                                                                       ---------     ------------------
Income tax (expense) consists of:
    Current                                                            $     --         $ 19,477
    Deferred                                                                 --               --
                                                                       ---------         ---------
Provision expense for income taxes                                     $     --         $ 19,477
                                                                       =========         =========

As of September 30, 2005, the Company has an income tax liability of $19,477.

NOTE 9 - GOING CONCERN AND MANAGEMENT'S PLAN

Over the past year and first nine months of 2005, the Company's growth has been funded through a combination of private equity and related party borrowings. As of December 30, 2004 and September 30, 2005, the Company had approximately $113,724 and $18,126 of unrestricted cash, respectively. On September 29, 2005 an affiliate investment accounted for on the equity method sold property, resulting in the company recording equity income of $95,190 and net income of $60,777 for the nine month period ended September 30, 2005. However, the Company has a negative working capital, as well as ongoing requirement for substantial additional capital investment at September 30, 2005. The Company believes it will need additional capital to accomplish its business plan over the next several years until the Company can make either PEMCO, Peregrine Consulting or Peregrine Development profitable as the Company's primary source of income is derived through the equity method. In addition, the Company may wish to selectively pursue possible acquisitions of businesses complementary to those of the Company in the future in order to expand its presence in the marketplace and achieve operating efficiencies. The Company expects to seek to additional funding through private equity. There can be no assurance as to the profitability of the Company.

SLM UNIVERSAL, INC.
NOTES TO FINANCIAL STATEMENTS
================================================================================

NOTE 10 - SUMMARIZED INFORMATION OF ASSETS, LIABILITIES, AND RESULTS OF OPERATIONS OF INVESTEES ACCOUNTED FOR ON THE EQUITY METHOD

The Company's significant investments in affiliates that are accounted for on the equity method of accounting consists of the following (1) 33.3% of PEMCO Group LLC, which is engaged in acquiring and selling property, of which it currently owns one property and (2) 50% of Peregrine Consulting Corporation, which is in engaged in the business of owning and developing real estate. Investments in these two affiliates amounted to $242,836 and $513,026 at December 31, 2004 and September 30, 2005, respectively.

                                                 September 30, 2005                 December 31, 2004
                                            PEMCO Group       Peregrine          PEMCO            Peregrine
                                               LLC          Consulting Corp.    Group LLC       Consulting Corp.
Condensed income statement
information:
Net sales                                   $  13,000         $ 218,957         $  11,200         $      --
                                            ---------         ---------         ---------         ---------
Gross Margin                                   13,000           218,957            11,200                --
Operating Expenses & Int Income                (8,654)          (31,475)           (8,222)             (120)
                                            ---------         ---------         ---------         ---------
Net Income                                  $   4,346         $ 187,482         $   2,978         $    (120)
                                            =========         =========         =========         =========
Company's equity in net income
of affiliates:                                  1,449            93,741               993               (60)
                                            =========         =========         =========         =========
Condensed balance sheet information:

Current assets                              $ 385,651         $ 805,404         $   6,726         $ 113,756
Non current assets                            478,438                93           479,375           134,907
                                            ---------         ---------         ---------         ---------
Total assets                                $ 864,089         $ 805,496         $ 486,101         $ 248,663
                                            =========         =========         =========         =========
Current liabilities                         $  82,052         $  50,235         $      --         $  30,926
Non current liabilities                            --                --                --                --
Equity                                        782,037           755,262           486,101           217,737
                                            ---------         ---------         ---------         ---------
Total liabilities and equity                $ 864,089         $ 805,496         $ 486,101         $ 248,663
                                            =========         =========         =========         =========


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